Exhibit 99.1

FULL HOUSE RESORTS ANNOUNCES SECOND QUARTER 2015 RESULTS

- Adjusted EBITDA Increases Significantly Despite Expiration of
Tribal Management Contract in September 2014; Operating Income Also Improves

- Phase 1 of Silver Slipper Hotel Opened in May 2015;
120 of 129 Rooms are Now Open

- Company Proposes "American Place," a $650 Million Mixed-Use Lifestyle Complex
Near Indianapolis Airport

Las Vegas – August 12, 2015 – Full House Resorts (NASDAQ: FLL) today announced results for the second quarter and year-to-date period ended June 30, 2015.

"We were pleased with our continued progress in the second quarter of 2015," said Daniel R. Lee, President and Chief Executive Officer of Full House Resorts. "At the Silver Slipper, we began the phased opening of our new hotel at the end of May. Customer response to our new amenity has been positive, with the hotel often sold out on weekends and an average occupancy of 81% for the month of July. Revenues at the Silver Slipper increased 15.3% and Adjusted Property EBITDA(a) increased 25.1% in this year's second quarter, due to both the new hotel and marketing initiatives that we enacted earlier in the year. We are excited to host a grand opening when the final nine high-end suites are complete in September.

"At Rising Star, the property benefited from a careful focus on costs," continued Mr. Lee. "Adjusted Property EBITDA increased to $592,000 in the second quarter of 2015 from $248,000 in last year's period, despite a 13.1% decline in revenues. While Rising Star is still under competitive pressure from new casinos in neighboring Ohio, the final capacity additions to the market allowed under current Ohio law occurred in May and August of 2014, so they will be less of a factor in year-over-year comparisons as the year progresses.

"Financial results for the Northern Nevada segment declined in the second quarter of 2015. Lower snow levels in the Lake Tahoe area resulted in the early closure of ski resorts, adversely affecting customer traffic at Grand Lodge Casino. At Stockman's Casino, we are in the process of evaluating new marketing initiatives that we believe will improve results over the coming quarters.

"We are very focused on improving profitability at all of our properties," concluded Mr. Lee. "In addition, we continue to evaluate projects that can meaningfully grow our company. We identified a potential growth opportunity in Indiana and responded this week to the Indianapolis Airport Authority's request for proposals to develop vacant land adjacent to the city's airport. Our proposal, a $650 million mixed-use lifestyle complex, would include approximately 700,000 square feet of high-end creative retail space; a lush seasonal plaza which transforms from season to season; a luxurious 25-villa hotel; a multi-purpose conference and performance complex; and a boutique casino. We will continue to operate Rising Star, but would use some of its excess gaming devices to develop American Place. If selected and then subsequently approved by the legislature, we believe our American Place proposal will generate an estimated $85 million per year of incremental state and local revenues, create thousands of new jobs, and also generate new value for our shareholders in the longer term."

For more information on American Place, please visit http://americanplace.us.

On a consolidated basis, net revenues in the second quarter of 2015 were $30.7 million versus $31.3 million in the prior-year period. The prior-year results included $300,000 of revenues from a tribal management agreement that expired in September 2014. Adjusted EBITDA rose 11.6% (from $2.6 million to $2.9 million) despite the revenue decline and the expiration of the tribal management contract. The current-period results reflect marketing improvements and the opening of the hotel at Silver Slipper, as well as cost controls at Rising Star.

Net loss for the second quarter of 2015 was $427,000, or a loss of $0.02 per common share, compared to a net loss of $8.5 million, or a loss of $0.45 per common share, in the prior-year period. Last year's second quarter included an $11.5 million non-cash impairment of intangible assets at Rising Star Casino Resort.

Second Quarter 2015 Highlights and Subsequent Events

•
Net revenues at the Silver Slipper Casino and Hotel rose 15.3% in the second quarter of 2015 to $14.4 million from $12.4 million in the prior-year quarter. Adjusted Property EBITDA rose 25.1% to $2.7 million in the 2015 second quarter from $2.1 million in the 2014 period.

•
On May 22, 2015, we began the phased opening of the hotel at Silver Slipper Casino, with additional rooms coming online in June and early July. Currently, 120 of the 129-room hotel are complete and available to the public. The remaining nine suites are expected to be complete before the end of the 2015 third quarter. Of the project's approximately $20 million budget (including capitalized interest), approximately $18.5 million was incurred as of June 30, 2015.

•
At the Rising Star Casino Resort, careful cost controls resulted in Adjusted Property EBITDA rising by 139% despite a 13.1% decline in revenues. Net revenues were $11.8 million in the 2015 second quarter versus $13.5 million in the 2014 period. Adjusted Property EBITDA rose to $592,000 in the second quarter of 2015 from $248,000 in the 2014 second quarter. Such amounts are before maintenance capital expenditures and rent for our capitalized lease.

•
Both revenue and Adjusted EBITDA declined for the Northern Nevada segment, which consists of the Grand Lodge and Stockman’s casinos. Similar to the first quarter of 2015, lower snow levels adversely affected the Lake Tahoe winter sports industry, a key driver of customer traffic at Grand Lodge Casino during the winter months. Northern Nevada revenues declined to $4.6 million from $5.0 million in the 2014 second quarter. Adjusted Property EBITDA for the Northern Nevada segment was $679,000 in the second quarter of 2015 versus $1.0 million in the 2014 second quarter.

•
On August 5, 2015, we entered into the Fifth Amendment to the First Lien Credit Facility and Amendment No. 4 to the Second Lien Credit Facility to, amongst other items: revise certain financial covenant ratios as of June 30, 2015 and going forward through the term of the loans, reflecting the delayed opening of the hotel at Silver Slipper; extend the maturity date for the First Lien Credit Facility from June 29, 2016 to October 1, 2016; create a pricing grid to allow the interest rate on the Second Lien Credit Facility to change as the total leverage ratio changes; and amend the prepayment premium on the Second Lien Credit Facility.

•
On July 24, 2015, the Company reached a settlement with the Nambe Pueblo tribe related to $662,000 previously advanced by the Company to Nambe Pueblo as part of a development agreement and a security and reimbursement agreement from 2005. The entire $662,000 advanced by the Company had been fully reserved and impaired during 2011. In consideration for the release of any future claims and other items as defined within the settlement agreement, Nambe Pueblo will pay $500,000 to the Company in two installments of $250,000. The first installment was received on July 31, 2015, and the final installment is due upon the opening of the Nambe Pueblo casino or December 31, 2015, whichever occurs earlier. After certain fees and expenses incurred, the Company will receive net proceeds of $450,000 related to the settlement. This settlement is reflected in the financial statements for the second quarter of 2015.

•
On August 10, 2015, the Company proposed "American Place," a $650 million mixed-use lifestyle complex to be built in Indianapolis, Indiana. The Company's proposal was in response to a "request for proposals" (RFP)

by the Indianapolis Airport Authority for developments on land adjacent to the Indianapolis airport. If selected by the Indianapolis Airport Authority, and certain modifications to the gaming act are then approved by the state, the Company would be the project's "master developer" and relocate approximately half of its gaming devices at Rising Star. Along with probable development partners, the Company proposes to construct a destination lifestyle complex expected to include approximately 700,000 square feet of high-end creative retail space; a 25-villa boutique hotel designed to offer the most luxurious accommodations in the Midwest; a seasonal plaza which transforms from ice skating and a European Christmas market in the winter into landscaped gardens in the summer; a central square surrounded by a unique fountain and 3-D imaging experience; a multi-purpose conference and performance complex; residential condominiums; offices; a restaurant court for local entrepreneurs; a multiplex movie theater; and a large health club offering local memberships. All of this would be anchored, physically and financially, by a casino.

Liquidity and Capital Resources
As of June 30, 2015, the Company had $14.5 million in cash and $68.4 million in outstanding first and second lien debt. Of the Company’s $5.0 million revolving credit facility, $2.0 million was drawn at June 30, 2015. Additionally, approximately $1.1 million is also available for draw until August 31, 2015 under a $10.0 million construction term loan for the Silver Slipper hotel. The Company’s other debt is principally $6.5 million that remains outstanding on the capital lease related to the hotel that opened at Rising Star in late 2013.

Conference Call Information
The Company will host a conference call for investors today, August 12, 2015, at 1:30 p.m. PT (4:30 p.m. ET) to discuss its 2015 second quarter results. Investors can access the live audio webcast from the Company’s website at www.fullhouseresorts.com under the investor relations section. The conference call can also be accessed by dialing (888) 572-7034 or, for international callers, (719) 325-2448.

A replay of the conference call will be available shortly after the conclusion of the call through August 26, 2015. To access the replay, please visit www.fullhouseresorts.com. Investors can also access the replay by dialing (877) 870-5176 or, for international callers, (858) 384-5517 and using the passcode 5325156.

Forward-looking Statements
Some of the statements made in this release are forward-looking statements. These forward-looking statements are based upon Full House’s current expectations and projections about future events and generally relate to Full House’s plans, objectives and expectations for Full House’s business. Although Full House’s management believes that the plans and objectives expressed in these forward-looking statements are reasonable, the outcome of such plans, objectives and expectations involve risks and uncertainties including, without limitation, our dependence on existing management, regulatory approvals (including the ability to maintain gaming licenses in Indiana, Nevada and Mississippi), selection of the Company's development proposal by the Indianapolis Airport Authority and legislative approval allowing a casino on such site, financing sources and terms, the ability to refinance indebtedness, competition, uncertainties over the development and success of our expansion projects (including the new hotel tower at Silver Slipper), acceptance of our new hotel product, effectiveness of expense and operating efficiencies, general macroeconomic conditions, and business conditions in the gaming industry (including competition from new casinos in Ohio, the potential allowance of live table games at Indiana’s racinos, or the possible authorization or expansion of gaming in nearby states). Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise.

Reconciliation of Non-GAAP Financials
(a) We define “Adjusted EBITDA” as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, impairment charges, asset write-offs, recoveries, gain (loss) from asset disposals, board and executive transition costs, pre-opening expenses, project development and acquisition costs, and non-cash share-based compensation expense. “Adjusted Property EBITDA” is Adjusted EBITDA before corporate related costs and expenses which are not allocated to each property. Although Adjusted EBITDA and Adjusted Property EBITDA are

not measures of performance or liquidity calculated in accordance with generally accepted accounting principles (“GAAP”), we believe these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity. We utilize Adjusted EBITDA and Adjusted Property EBITDA internally to focus management on year-over-year changes in our core operating performance, which we consider our ordinary, ongoing and customary operations and which we believe is useful information to investors. Accordingly, management excludes certain items when analyzing core operating performance, such as the items mentioned above, that management believes are not reflective of ordinary, ongoing and customary operations.

In addition, because Adjusted EBITDA and Adjusted Property EBITDA are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of Adjusted EBITDA and Adjusted Property EBITDA is presented below. However, you should not consider these measures in isolation or as substitutes for operating income, cash flows from operating activities, or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA and Adjusted Property EBITDA, you should be aware that, in the future, we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA and Adjusted Property EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except per share data)
	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Revenues
Casino	$27,442	$28,048	$53,797	$55,530
Food and beverage	6,313	5,285	12,162	10,309
Hotel	1,537	1,321	2,816	2,516
Management fees	—	300	—	793
Other operations	1,045	1,028	1,682	1,638
Gross revenues	36,337	35,982	70,457	70,786
Less promotional allowances	(5,611)	(4,672)	(10,647)	(9,027)
Net revenues	30,726	31,310	59,810	61,759
Operating costs and expenses
Casino	14,237	15,204	27,969	29,665
Food and beverage	2,250	2,223	4,350	4,322
Hotel	238	215	430	323
Other operations	382	399	650	626
Selling, general and administrative	10,419	10,752	21,193	21,886
Project development, preopening and other	123	280	164	335
Depreciation and amortization	2,030	2,312	4,022	4,767
Impairment	—	11,547	—	11,547
	29,679	42,932	58,778	73,471
Operating income (loss)	1,047	(11,622)	1,032	(11,712)
Other (expense) income
Interest expense, net of capitalized interest	(1,523)	(1,571)	(3,047)	(3,088)
Other	—	(6)	12	(7)
	(1,523)	(1,577)	(3,035)	(3,095)
Loss before income taxes	(476)	(13,199)	(2,003)	(14,807)
Provision (benefit) for income taxes	(49)	(4,708)	179	(5,234)
Net loss	$(427)	$(8,491)	$(2,182)	$(9,573)

Basic and diluted loss per share	$(0.02)	$(0.45)	$(0.12)	$(0.51)
Basic and diluted weighted average number of common shares outstanding	18,934	18,874	18,906	18,872

Full House Resorts, Inc.
Supplemental Information
Segment Revenues and Adjusted EBITDA and
Reconciliation of Adjusted EBITDA to Operating Income (Loss) and Net Loss
(In Thousands, Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014
Net revenues
Silver Slipper Casino and Hotel	$14,350	$12,447	$28,074	$24,768
Rising Star Casino Resort	11,766	13,541	22,881	26,789
Northern Nevada Casinos	4,610	5,022	8,855	9,409
Development/Management	—	300	—	793
Corporate	—	—	—	—
	$30,726	$31,310	$59,810	$61,759

Adjusted EBITDA
Silver Slipper Casino and Hotel	$2,665	$2,130	$5,362	$4,282
Rising Star Casino Resort	592	248	797	852
Northern Nevada Casinos	679	1,019	1,042	1,383
Development/Management	—	300	—	793
Corporate	(995)	(1,062)	(2,121)	(2,155)
	$2,941	$2,635	$5,080	$5,155

Depreciation and amortization	(2,030)	(2,312)	(4,022)	(4,767)
Impairment	—	(11,547)	—	(11,547)
Write-offs, recoveries and asset disposals	450	(37)	366	(58)
Preopening	(75)	—	(113)	—
Project development & acquisition costs	(48)	(280)	(51)	(335)
Stock compensation	(191)	(81)	(228)	(160)
Operating income (loss)	1,047	(11,622)	1,032	(11,712)

Interest expense	(1,523)	(1,571)	(3,047)	(3,088)
Other	—	(6)	12	(7)
Provision (benefit) for income taxes	(49)	(4,708)	179	(5,234)
Net loss	$(427)	$(8,491)	$(2,182)	$(9,573)

About Full House Resorts, Inc.
Full House Resorts owns, develops and operates gaming facilities throughout the country. The Rising Star Casino Resort in Rising Sun, Indiana has 35,000 square feet of gaming space with 921 slot and video poker machines, 28 table games, 294 hotel rooms, an 18-hole Scottish links golf course and a large, multi-purpose theater for concerts and conventions. The Silver Slipper Casino and Hotel in Hancock County, Mississippi, has 37,000 square feet of gaming space with 938 slot and video poker machines, 29 table games, the only live keno game on the Gulf Coast and a 129-room hotel scheduled for completion during the third quarter of 2015. Stockman’s Casino in Fallon, Nevada has 8,400 square feet of gaming space with 265 gaming machines, four table games and a keno game. The Company also operates the Grand Lodge Casino at the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada on the north shore of Lake Tahoe under a lease agreement with the Hyatt organization. Grand Lodge has 18,900 square feet of casino space featuring 254 slot machines and 20 table games. The Company recently proposed a major development in Indianapolis named American Place. Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com.

Contact:
Lewis Fanger, Chief Financial Officer
Full House Resorts, Inc.
702-221-7800
www.fullhouseresorts.com